LEASE AMENDING AGREEMENT

This agreement (the "Agreement") is made the 1st day of February, 2013

BETWEEN:

565991 ONTARIO LIMITED (the "Landlord"),
a corporation incorporated under the laws of Ontario

- and -

LORUS THERAPEUTICS INC.,
formerly known as 6650309 Canada Inc. (the "Tenant"),
a corporation incorporated under the laws of Canada

WHEREAS

A. By a lease dated the 27th day of July, 2001 (the "Original Lease"), the Landlord leased to 4325231 Canada Inc. (then known as Lorus Therapeutics Inc.), as tenant, for and during a term of three (3) years commencing on the 1st day of April, 2002 and expiring on the 31st day of March, 2005, certain premises (the "Premises") comprising a leasable area of 20,500 square feet more or less (the "Original Lease") on the lands municipally known as 2 Meridian Road, Toronto, Ontario;

B. By a lease amending agreement made the 15th day of April, 2005 (the "First Amending Agreement"), the Landlord and 4325231 Canada Inc. (then known as Lorus Therapeutics Inc.), as tenant, extended the term of the Original Lease for a further period of three (3) years commencing on the 1st day of April, 2005 and expiring on the 31st day of March, 2008, and amended certain of its other provisions;

C. By an assignment, consent and lease amending agreement made as of July, 2007 (the "Second Amending Agreement") made between the Landlord, 4325231 Canada Inc. (then known as Lorus Therapeutics Inc.) and the above-named Tenant, Lorus Therapeutics Inc. (then known as 6650309 Canada Inc.), the Original Lease as amended by the First Amending Agreement was further amended and assigned by 4325231 Canada Inc. to Lorus Therapeutics Inc. (then known as 6650309 Canada Inc.) with the consent of the Landlord;

D. By Articles of Arrangement filed July 10th, 2007 pursuant to the Canada Business Corporations Act, the name of Lorus Therapeutics Inc. was changed to 4325231 Canada Inc. and the name of 6650309 Canada Inc. was changed to Lorus Therapeutics Inc.

E. By a lease amending agreement made the 25th day of February, 2008 (the "Third Amending Agreement"), the Landlord and the above-named Tenant extended the term of the Original Lease, as amended by the First Amending Agreement and the Second Amending Agreement, for a further three (3) year period commencing April 1st, 2008 and ending March 31st, 2011, and amended certain of its other provisions;

F. By a lease amending agreement made the 15th day of December, 2010 (the "Fourth Amending Agreement"), the Landlord and the above-named Tenant extended the term of the Original Lease, as amended by the First Amending Agreement, the Second Amending Agreement and the Third Amending Agreement, for a further two (2) year period commencing April 1st, 2011 and ending March 31st, 2013, and amended certain of its other provisions;

G. The Original Lease, the First Amending Agreement, the Second Amending Agreement, the Third Amending Agreement and the Fourth Amending Agreement are herein referred to as the "Lease";

H. The Landlord and the above-named Tenant have reached an agreement to extend the term of the Lease and to amend certain of its other provisions, as more particularly set out herein;

I. Terms not defined herein shall be as defined in the Lease;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the terms and conditions herein and good and valuable consideration, the receipt and

sufficiency of which is acknowledged by each party hereto, the parties hereto hereby agree that:

1. Article 1.02 of the Lease is hereby amended to provide that the Term of the Lease shall be extended for a further two (2) year period commencing April 1st, 2013 and ending March 31st, 2015, and that the extension period from April 1st, 2013 to March 31st, 2015 is hereinafter referred to as the "Fourth Extension Term", and that all references to the Term in the Lease shall be amended to include the Fourth Extension Term.

2. Article 3.02(a) of the Lease is hereby amended to provide that the Net Rent for the Fourth Extension Term is payable in monthly instalments each in advance on the first day of each calendar month of the Fourth Extension Term as follows:

Rent	Annual Net Rent	Monthly Instalments	Net Rent per Square Foot
April 1, 2013 – March 31, 2014	$144,525.00	$12,043.75	$7.05
April 1, 2014 – March 31, 2015	$149,650.00	$12,470.83	$7.30

3. All other terms and conditions of the Lease shall either be modified as necessary to accord with the above amendments or shall remain unamended, and in full force and effect.

4. This Agreement may be signed in counterparts and via facsimile and each of such counterparts shall constitute an original document and such counterparts, taken together, shall constitute one and the same document.

IN WITNESS WHEREOF Landlord and Tenant have each executed this Agreement as of the date first above written.

LORUS THERAPEUTICS INC.

Per: [signature]
Name: Aiping Young
Title: President & CEO
I have authority to bind the corporation.

565991 ONTARIO LIMITED

Per: [signature]
Sergio Dal Bo
President
I have authority to bind the corporation.